Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Owens Corning of our report dated February 10, 2016 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Owens Corning’s Form 10-K for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP

Toledo, Ohio

April 27, 2016